Anchor Capital Advisors LLC
Code of Ethics

The policies and the related procedures within this Code of Ethics are based on requirements found under Rule 204(A)-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“the Investment Company Act”) and have been adopted to reflect the Anchor Company’ fiduciary obligations, to prevent any fraudulent, deceptive or manipulative practices and to prevent violations of the code.

CODE OF ETHICS

STANDARDS OF BUSINESS CONDUCT

The actions of employees of the Company with regard to all activities of the Company shall be governed by the principle that we are a fiduciary in all respects to our clients, and therefore that our conduct must adhere to the standard that we have a moral and legal obligation to always act in utmost good faith in and to the best interests of our clients.

The actions and decisions of all Associates shall also be governed by the highest standards of business ethics.

●	The interests of advisory clients must be placed first at all times;

●
All personal securities transactions and political contributions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

●	Supervised persons should not take inappropriate advantage of their positions; and

●	Supervised persons must comply with applicable federal and state securities laws.

All instances, and even suspicion, of violations will be immediately reported to the Chief Compliance Officer.

This code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield supervised persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

CODE OF ETHICS

I.	Definitions

(a)	“Access Person”: means any of Anchor Capital’s employees, partners, officers and directors.

(b)	“Adviser”: means Anchor Capital Advisors LLC Also referred to as “ the Company.”

(c)
“Advisory Person”: means (i) any director, officer, general partner or employee of the Company or of any company in a control relationship to the Company, who, in connection with her or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Companywho obtains information concerning recommendations made to the Company with regard to the purchase or sale of covered securities by the Company

(d)	“Associate”: means any of Anchor Capital’s employees, officers and directors.

(e)
“Automatic Investment Plan”: means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(f)
“Beneficial Ownership”: is defined under relevant securities laws as any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect pecuniary interest (i.e., the opportunity to share or profit, directly or indirectly, in any profit derived from a transaction) in securities. An Associate is presumed to have Beneficial Interest in securities or accounts held by the Associate’s spouse, minor children, and family members sharing the same household. This includes adult children, grandchildren, parents, stepparent, grandparent, siblings, or in-laws (adoptive relationships are included).

Associates should remember that beneficial interests in securities and accounts may extend beyond members of your household.  The following are examples of indirect pecuniary interests in securities:
●	Associates’ interests as a general partner in securities held by a general or limited partnership; and
●	Associates’ interests as a manager/member in the securities held by a limited liability company.

CODE OF ETHICS

Associates do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute a beneficial interest by Associates in securities held by a trust:
●	Ownership of securities as a trustee where either the Employee or members of the Employee’s immediate family has a vested interest in the principal or income of the trust;
●	Ownership of a vested beneficial interest in a trust; and
●	An Associate’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Associate to revoke the trust.

(g)	“Control”: means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(h)
“Exempted Securities”: means certain securities that are excluded from the definition of a Reportable Security. Transactions in these securities are not required to be reported quarterly so long as they are excluded from the Pre-Clearance Securities List. These are:

a. Direct obligations of the Government of the United States;
b. Bankers’ acceptances, bank certificates of deposits, commercial paper, and high-quality short term debt instruments, including repurchase agreements;
c. Municipal Bonds;
d. Shares issued by money market funds;
e. Shares issued by open-end mutual funds or unit investment trusts (“UITs”) that are invested exclusively in one or more open-end mutual funds, none of which are sub-advised or advised by Anchor Capital.

(i)
“Exempt Transactions”: means exempted from reporting requirements. They include participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan, participation in any transaction over which an Associate has no direct or indirect influence or control and involuntary transactions (such as mergers, stock splits, inheritances, gifts, etc.).

(j)
“Family of Investment Companies”: means any two or more registered investment companies that share the same investment advisor and hold themselves out to investors as related companies for purposes of investment and investor services.

(k)	“Fund”: means the name of any investment company for which Adviser serves as a sub-advisor.

CODE OF ETHICS

(l)
“Initial Public Offering”: means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act of 1934.

(m)	“Investment Company”: means a company registered as such under the Investment Company Act and for which the Adviser is the investment adviser.

(n)
“Investment Personnel”: means (i) any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Adviser; and (ii) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser regarding the purchase or sale of securities by the Adviser.

(o)
“Pre-Clearance Security”:  includes all securities traded on U.S. exchanges (including ADRs) plus BPFH stock and any fund for which the Company serves as a sub-advisor but excludes “Exempted Securities” as defined above. All associates must pre-clear personal account trades pertaining to these securities with the exception of “Exempt Transactions” as defined above.  See Pre-Clearance Requirements for more details on the pre-clearance process.

(p)	“Purchase or Sale of a Security”: includes, among other things, the writing or purchasing of an option to buy or sell a security.

(q)
“Reportable Fund”: means (i) any fund for which the Adviser serves as an investment adviser or sub-adviser; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

(r)
“Reportable Security”: means any stock, bond, option, futures contract, investment contract, or any other instrument that is considered a security under the Advisers Act. The term is very broad and includes investment interests in limited partnerships, foreign unit trusts, mutual funds, closed-end funds, offshore funds, private investments and private investment funds, hedge funds, investment clubs, Exchange Traded Funds (“ETFs”), and 529 plans.

(s)
“Supervised Person”: is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

CODE OF ETHICS

II.	Prohibited Activities

The Company prohibits the following activities by employees and, where indicated, any other person who would be considered an “associated person” (i.e. partner, officer, director, controlling or controlled person or employee).  Evidence of violation of any of these activities may result in immediate termination of any association with the Company and notification of such activity to the appropriate regulatory authority(ies).  The CCO is responsible for ensuring that employees are aware of these prohibited activities and that they do not engage in any prohibited activities.

1.
No employees may provide investment advice or enter or execute trades for client accounts until and unless a valid Investment Management Contract shall have been executed by the client and accepted by the Company, as indicated by signature of a qualified officer of the Company.  All such contracts will provide for complete discretionary trading authority.

2.	No person shall share or split a selling commission or other remuneration due him/her with another person who is not associated with the Company in exchange for locating prospective investors.

3.	No person shall effect any transaction in, or induce the purchase or sale of, any security by means of any manipulative, deceptive or other fraudulent device or contrivance.

4.
No employee will enter trading orders for client accounts with broker dealers unless instructions are received from the client’s primary portfolio manager, back-up manager or the client themselves.  Traders will not accept instructions from other persons without written authority of the client.

5.
No person shall advance funds to a Customer in order to consummate a sale transaction or otherwise arrange for the extension or maintenance of credit for a Customer, provided that nothing herein shall prohibit a person from selling or soliciting the sale of any privately-placed security in which the payments therefore are to be made in installments on a staged-in basis, whether or not such installments are secured by a note, letter of credit or other obligation.

6.
The Company will not act as a custodian of money, securities, warrants or stock powers for any Customer. Whenever possible, employees should instruct clients to remit additional funds for their account directly to the custodial bank or broker dealer.  Employees of the Company may act as Trustee for clients, however in these instances the custodian will be instructed to send the donor or beneficiaries copies of monthly statements including all transactions. Any Trustee assignment must be approved by the Chief Compliance Officer, in writing, prior to acceptance.

CODE OF ETHICS

If an employee inadvertently receives client assets (securities or checks) from a third party (e.g. tax refund checks, class action suit reimbursements or other monies) the following steps will be followed:

A.  Notify the appropriate supervisor as well as the Chief Compliance Officer,   both the specific assets received and the client (or former client) who is entitled to these assets.
B.      Promptly forward the check, securities or monies to the client’s qualified custodian within 3 business days, and preferably transmitted on the same day as received.  In all such instances, the appropriate Operations/Trading supervisor and the CCO shall be informed of the monies received and the action being taken.
C.      In the event we are unable to forward the assets to the client’s custodian or forward the assets directly to the client, said assets shall be returned to the third party from whom they were first received within 3 business days of our receipt.
D. A detailed record shall be prepared and retained indicating the assets received, the client or former Client entitled to those assets, the disposition of the asset (forwarded to custodian or client or returned to third party).

7.	No person shall borrow money or securities from a Customer.

8.
No employee shall maintain a joint securities account with any Customer or share any benefit with a Customer resulting from a securities transaction, unless he/she has received prior written approval from the President.

9.
Employees of the Company will not recommend clients engage the services of any broker-dealers or their agents who are not licensed to do business in the client’s state (or any state requiring registration) and who are not also registered as required with FINRA and/or SEC.

10.
Associates are generally discouraged from accepting any gifts from brokerage and custodian firms, and in no instance will Associates accept, solicit or give any gift with a value in excess of $100. Associates are permitted to participate in entertainment events of modest monetary value such as attendance at seminars, attendance at events which benefit specific charities, lunches, cocktails, sporting events, Christmas gifts of food and other inexpensive sundries. Portfolio Managers and Analysts may participate in research or industry related events including conferences, conventions, company site-visit trips and other related activities. The CFO and Controller shall monitor expenses for all such events and notify the CEO of any event whose cost seems excessive but it is the obligation of the Associate to promptly report gifts.

CODE OF ETHICS

11.
Subject to the Company’s Pay to Play Policy, the Company may make donations to charitable organizations either directly or via the Company employee charitable match program. Such gifts are subject to CEO review. The Controller shall track charitable donations to union and other government related organizations and determine whether or not an LM-10 must to be filed.  If an LM-10 must be filed then the Controller or CFO will complete the form for signature by the CEO.

12.
Portfolio managers are responsible for learning and understanding each client’s investment objectives, financial situation and needs and any other information which might have significant bearing on the client’s investment program.  Portfolio managers will ensure that all securities purchased or sold for a client account or funds purchased for a client account are suitable for the client on the basis of information furnished by the client.

13.
All brochures and advertisements and any other literature distributed to potential clients and clients will clearly identify the Company, agents of the Company if applicable, the nature of the Company’s investment advisory services and the employment relationship between the Company and its agents, sales people and representatives.

14.	Employees of the Company are not allowed to provide external services (e.g. tax preparation) to clients and/or employees without prior authorization from the CCO.

III.	Restrictions on and Procedures to Monitor Personal Investing Activities

A.
Blackout Period. If a purchase or sale order is pending or under active consideration for any client, neither the same Security nor any Related Security (such as an option, warrant or convertible security) may be bought or sold for any Associate’s account until that order is executed or withdrawn. Employees are specifically prohibited from taking any action on behalf of their own or party-at-interest accounts based on knowledge of contemplated or current activities related to investing client accounts.

B.
Confidentiality. Associates are strictly prohibited from disclosing information concerning actual or contemplated purchase or sale of securities on behalf of clients to any unaffiliated party other than (a) clients and (b) brokers and traders who are executing such orders. To put this more simply:  Don’t tell relatives, friends or other unaffiliated people about actual or contemplated trading activity by portfolio managers. There have been many cases of people attempting to benefit their own accounts by trading “against” one or another money management firm. Associates are specifically prohibited from divulging information with regard to clients of Anchor Capital to any friend, family member or other outside person or company except for that information which must be normally provided to custodial banks, brokerage houses and trading desks, consultants or other clearly defined “need-to-know” persons, in the daily conduct of the business.

CODE OF ETHICS

C.
Initial Public Offerings. Associates are strictly prohibited  from purchasing shares in initial public offerings of  securities, either for their own accounts or any account for which they might have beneficial interest. This would be especially applicable to “hot issues” (oversubscribed issues expected to open at a premium above offering price). Requests for exceptions will be reviewed on a case-by-case basis by the CCO and counsel.

D.
Short-Term Trading Profits. Unless an exemption is granted, no Investment Personnel shall profit in the purchase and sale, or sale and purchase of the same (or equivalent) securities within 60 calendar days. Any profits realized on short-term trades may be required to be disgorged. Exceptions may be allowed but must be approved by the CCO.

E.
Good ‘Til Cancelled Orders (“GTC”) and Limit Orders: With the exception of BPFH all limit orders shall only be good for that day. If you wish to continue to trade the same security via a limit order, the trade must be pre-cleared again before renewing the limit order. GTC orders are not allowed for any security except for BPFH provided however that the trade in BPFH is pre-cleared and the trader is informed that it is a GTC or limit order.

F.
Mutual Funds. Associates who invest in mutual fund shares or who recommend mutual funds investments to  Clients are required to comply with the prospectus of said mutual funds (Registered Investment Companies); employees will not engage in market timing trading in mutual funds shares under any circumstances.

G.
Private Placements. Associates must obtain prior, written clearance from the CCO for all transactions involving Private Placements before completing the transactions.  The CCO may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Associates must update the CCO when additional investments are contemplated in such private companies, and if such private companies are in the process of registering the securities for public offer and sale. Once such private placement investments do become public, Associates must inform the CCO of any contemplated purchase/sale of said securities for Client accounts.  Associates are prohibited from selling securities purchased in a private offering for a period of six (6) months after an Initial Public Offering without specific written approval of the CCO.

Purchase of securities for a client account in which an Associate had invested while still private, could have the appearance of a conflict of interest which must be disclosed directly to all applicable clients.  Such instances shall be disclosed to the CCO, who will handle each such case as appropriate.

CODE OF ETHICS

H.	Service as a Director. Associates shall not serve on the boards of directors of publicly traded companies absent prior authorization by the CCO and CEO.

I.
Insider Information. The Insider Trading and Securities Fraud Enforcement Act of 1988, which became law on November 19, 1988, require investment advisory Companies to spell out policy with regard to handling of insider information.  Insider Information is defined as:  “information known only to employees of that corporation and which could not be readily obtained by other persons from any other corporation.

In the normal course of our business we are not privy to insider information with regard to corporate actions, takeovers and businesses of other corporations.  Obviously, however, the goal of our company is to research companies and securities, and it is possible in the course of this research that our analytical efforts might unearth information which is not generally known to the public-at-large and which could have a material impact, were such information disclosed to the public-at-large, on the prices of the underlying securities of the issuing company.

In the event any employee of the  Company becomes privy or party to information which they believe is “inside information”, such employee will report this information directly to the President.

Employees should insure that they take absolutely no action with regard to their personal accounts or accounts to which they are a party of interest or accounts managed by Anchor Capital Advisors, LLC on behalf of any organization, individual or person including the company’s own accounts or profit sharing funds in regard to this “inside information”.  The Insider Trading and Securities Fraud Enforcement Act of 1988 prohibit misuse of “inside information”, and the penalties for such misuse are quite severe.

Employees are specifically prohibited from acting in any way that might benefit them personally or members of their family or friends or even casual acquaintances from the possession of “inside, non-public information”, and employees are directed to immediately inform the President of the company if they believe they have come into possession of “inside information” from any source.

CODE OF ETHICS

IV.	Reporting Requirements

Anchor Capital will collect information regarding the personal trading activities and holdings of all Associates must submit the information identified below regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts. This reporting requirement exempts any non-employee director of the Company because they do  not fit that definition.

A.	Initial Holdings Reports

1.
Except as otherwise provided below, every access person shall report to the CCO or other designated persons, no later than 10 days after the person becomes an access person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person). It is recommended that the access person provide a full copy of a timely filed and dated securities account statement listing all of the securities holdings.

a.
The title and type of security, and as applicable the ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership;

b.
The name of any broker, dealer or bank with which the access person maintained an account in which any securities are held for the access person’s direct or indirect benefit on the date the person became an Access Person; and

c.	The date the access person submits the report.

2.	The initial holdings report must be accompanied by a signed and dated Initial Holdings Attestation Form.

B.	Quarterly Transaction Reports

1. Each quarter, Associates must report all Reportable Securities transactions (including transactions that do not require pre-clearance) in accounts in which they have a beneficial interest.  Associates will receive a request for Quarterly Transaction & Holdings attestations from the Personal Trading Control Center (PTTC) web site.  Associates must review the information for the accounts held at firms with a data feed to PTCC & manually review transactions & holdings for any accounts not available electronically.  After review, Associates must submit attestations via PTCC by clicking the SUBMIT button.  This review & attestation must be completed within 21 days of the end of each calendar quarter.

2. Associates must also report any accounts opened during the quarter that hold any Securities.  The report must include the date the account was established, the name of the broker-dealer, and date the report is submitted.

3. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO or  designee within 21 days of the end of each calendar quarter.

CODE OF ETHICS

4. Quarterly Securities transaction reports for accounts held at firms that do not have a data feed to PTCC must state the date on which the report is submitted and contain either full copies of account statements for each month of the quarter or trade confirmations provided that they contain the following information: date of the transaction, title, type of security, interest rate and maturity date (if applicable), exchange ticker symbol, number of shares, principal amount purchased, buy or sell, price and broker.

5. Compliance will provide a letter for Associates to sign giving instructing the Broker-Dealer to initiate a data feed to PTCC.  If the firm is unable to do so, a letter instructing the firm to send paper copies of statements directly to Anchor Compliance must be sent.

6. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported to Compliance.  The report must contain the same information stated in Item 4 above.  Form.

7. If there were no transactions or account openings to report, Associates will click the SUBMIT button on PTCC to indicate that is so.
8. There are limited exceptions from certain reporting requirements.  Specifically, an Associate is not required to submit:

(a)	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan (e.g. ESPP); or
(b)
Any reports with respect to Securities held in accounts over which the Associate had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

(c)	Non-employee Directors of the Company are exempt from reporting requirements.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO or  designee who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception.  In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

C.	Annual Holdings Reports

1. Annually, associates must report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security and Pre-Clearance Security).

CODE OF ETHICS

2. Information regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year and must be current as of December 31st;

3. The annual holdings reports must contain a copy of full account statements (including a copy of BPFH 401(k) statement if you participate) and be accompanied by a Year-End Holdings Attestation Form. This form should be signed and dated and submitted with the statements to the CCO or designee. If the CCO receives duplicates of an Associates account statements please acknowledge on the Attestation Form.

4. If there are noholdings and/or accounts to report, Associates will click the Submit button PTCC to indicate that is so.

D.	Annual Certifications

Annually each access person must certify that he or she has read, understands is subject to the Code of Ethics. In addition, each access person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.  Associates will do this by clicking the Submit button on the PTCC web site.

V.	Administration of the Code of Ethics

(a) Each supervised person must report any violations of this code of ethics promptly to the CCO or designee.

(b) No less than annually, the Adviser must furnish to the board of directors of the investment company a written report that:

1)
Describes any issues arising under the Code or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2)	Certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons from violating the Code.

(c)	Each supervised person must be provided with a copy of the code of ethics and any amendments, either electronically or in paper.

(d)	Each supervised person must provide the CCO or designee with acknowledgement of their receipt of the code and any amendments by clicking the Submit button on PTCC.

CODE OF ETHICS

(e)      Preclearance Requirements: All Associates including the CCO must pre-clear all trades of Pre-Clearance Securities (including BPFH stock) under Anchor’s Personal Securities Transactions Policy.  Associates must e-mail the head traders with their request to either buy or sell the security. The head traders will  either approve or deny the request by reply email. No trades may be placed by the Associate unless and until the head trader responds to the request. If a transaction is approved, the approval is only good for the day of the request.  If the Associate wishes to trade in the security on another day, another pre-clearance request must be sent to the head trader for approval. Limit orders must be entered for the day.  GTC orders are not permitted.

Assocites may, from time-to-time, recommend or transact purchase or sale of securities already held in their personal account or accounts to which they are a party-at-interest if such  securities are held for investment purposes on a long term basis, and if such holdings are not deemed to represent a conflict of interest situation.

Under this Policy, Associates may not purchase or sell any Security in which the Associate has a Beneficial Ownership unless the transaction occurs in an Exempted Security or the Employee has complied with the Personal Security Transaction Policy. Associates’ trades should be executed in a manner consistent with our fiduciary obligations to our Clients. All trades must avoid actual improprieties, as well as the appearance of impropriety.  Associates’ trades must not be timed to precede orders placed for any Client(s), nor should trading activity be so excessive as to conflict with the Associate’s ability to fulfill daily job responsibilities.

(f)	Personal Trading and Holdings Reviews: The CCO or designeed will closely monitor Associates’ investment patterns to detect the following potentially abusive behavior:
●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;
●	Trading which in any way conflicts with Clients; and
●	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Policy and related procedures for potentially abusive behavior, and will compare Associates’ trading activities with Clients’ trades as necessary.  Upon review, the CCO note will inform the CEO of any issues.    The CEO  will monitor the CCO’s personal securities transactions and BPFH counsel will monitor the CEO’s transactions for compliance with this Policy and the related procedures.

(g)
Sanctions: Upon discovering a violation of this Code, the CEO may impose such sanctions as deemed appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

CODE OF ETHICS

Pay to Play Policy

I.	General
On March 14, 2011,  Anchor Capital Advisors adopted the new SEC Pay to Play Rule (Rule 206(4)-5) under the Advisors Act. The rule prohibits an investment advisor from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to state and local elected officials or candidates.

A. Who is subject to this Policy?
This Pay to Play Policy applies to all Associates and the Senior Policy Group (“SPG”) of Anchor’s parent company, Boston Private Financial Holdings, Inc.

B.	What is the Purpose of this Policy?
The policy was established to prevent the Company from violating the SEC Pay to Play Rule. The violation would occur if Anchor has an existing relationship or could establish a relationship with a state or local government entity AND one of its associates made a political contribution to; solicits contributions for; or coordinates contributions for a public official or candidate who is or would be in a position to influence the award or retention of advisory business. If Anchor is found to have violated the Rule then the Company would be prohibited from receiving fees from the government client for two years.

C.	What does this Policy cover?
This Policy covers all political contributions to an official of state and local governments (including candidates) their agencies and instrumentalities and all public pension plans and other collective government funds as well as payments to state or local political parties and PACs. Under this Policy, Associates may not make a political contribution unless he/she has complied with the Contribution Requirements set forth below. Associates’ contributions should be executed in a manner consistent with our fiduciary obligations to our Clients. “Don’t do indirectly what you can’t do directly.”

A political contribution can be in the form of gifts, money, loan or anything of value made for the purpose of influencing an election for a federal, state or local office. It also includes transition or inaugural expenses.

II.	Political Contribution Requirements

A.	Corporate Contributions:
The Company will not make political contributions on behalf of the company nor will it match any contributions by any associate.

CODE OF ETHICS

B.	Associate Contribution Limits:
All associates may contribute up to $350 per candidate per election for someone they are entitled to vote for and up to $150 per candidate per election for someone they are not entitled to vote for. These contributions must be reported in accordance with the Company reporting requirements below.

C.	Associate Pre-Clearance Requirements:
All associates must pre-clear political contributions in excess of the limits above through the CCO.

D.	All other Political Contributions/Political Activity:
Associates are not permitted to solicit contributions for or coordinate contributions for a political candidate. All contributions must be made on an individual basis. Associates are permitted to contribute to a Political Action Committee (PAC) with no limitations provided that the contribution is NOT earmarked for the benefit of a particular candidate or elected official.

E.	Charitable Contributions/Volunteering:
Donation of time by an Associate to support a candidate’s campaign efforts are not prohibited or subject to the contribution limits so long as the Company’ resources are not used (e.g. office space, telephones, etc.)

Charitable donations (or matches) by the Company are not prohibited but Associates should exercise caution and consider whether the amount of the donation could influence the award of advisory services. “Don’t do indirectly what you can’t do directly.”

III.	Reporting Requirements

A.      Quarterly Contribution Reports:
Each associate must complete a quarterly contribution attestation. The associate must disclose the amount and to whom they made a political contribution. If an associate did not make a contribution then he must declare so. The request for & submission of  attestation will be executed via the PTCC software system, which will track the response & date.   In addition, BPFH will track SPG member political contribution activity and will transmit this information quarterly to the CCO.

B.      Quarterly Client Reports:
Quarterly the DMA, SMA and  ARWA dividions must provide a list of all government clients to the CCO. Since the SMA sponsors’ new account forms do not provide information as to whether the account is a government client, the SMA division will follow a pre-defined query list developed in collaboration with the CCO.

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C.      Annual Certifications:
Annually each Associate will have to certify that they disclosed all applicable political contributions in the past year via the PTCC web site.

D.      New Employees:
All new employees must report their political contributions made for the prior two years but no earlier than March 14, 2011.

E.      Former Employees:
Contributions made by former employees are subject to the two-year ban following the date of contribution. For example if an employee departs on December 31, 2011 any contributions made from 3/14-12/31/11 would be subject to the two year ban.

IV.	Administration of Pay to Play
The Pay to Play policies and procedures are designed to mitigate any potential material conflicts of interest associated with Associates’ political contribution activities.  Accordingly, the CCO will monitor Associates’ contributions to insure the contributions do not currently or potentially violate the Pay to Play rule whereby we would be prohibited from receiving fees from the government client for two-years and thereby effectively lose the client relationship.

The CCO will review all reports submitted pursuant to this Policy and will compare Associates’ contributions with the Company’ list of government clients.  Upon review, the CCO will generate a memo documenting the review and note any issues. The CCO will distribute a copy of the memo to the CEO and attach a copy to the attestations.

The CCO will also monitor charitable contributions made by the Company and notify the CEO if any contributions warrant a further review.

CODE OF ETHICS

Privacy Policy

In accordance with Federal Statute (Regulation S-P) the Company has adopted a Privacy Policy statement which was provided to all clients upon completion.  The Privacy Policy shall be mailed to clients annually, and the CCO shall ensure that the Privacy Policy is included with the ADV 2A Disclosure Document provided to all new clients and offered at least annually to all current clients.  The Privacy Policy shall be posted on the Company’s web site and included in the Company’s policies and procedures. All associates are required to read, understand and acknowledge receipt and understanding of this Policy annually via the PTCC web site.

Whistleblower Policy

The Company’s policies are to maintain the highest level of ethical conduct. Any associate with knowledge of any behavior that might be viewed as unethical or illegal is required to report that violation to the CCO immediately. No associate who in good faith reports a suspected illegal or unethical business practice will be subject to retaliation or discipline for having done so. Associates may file an anonymous report on BPFH’s whistleblower hotline at (877)-243-3144. This report will not be accessible to Anchor management. A copy of the BPFH whistleblower policy is available to Anchor associates on the Boston Private Member Center intranet web site at http://membercenter/ under the Whistleblower Tab.

Amended 5/24/10, 6/25/10, 5/12/11, 6/4/12, 6/11/12, 5/23/13
Reviewed 4/30/2015Code of Ethics 0612